Exhibit 2.01
PURCHASE AND SALE AGREEMENT
This is a legally binding Agreement which stipulates the terms of purchase and sale of Property. Read carefully before signing. If you have any questions, consult your attorney before signing.
1.
PARTIES: This Agreement made this 25th day of March, 2010, by and between MCA Enterprises, Inc., n/k/a MCA Enterprises Brandon, Inc. (hereinafter called the Purchaser), and Florida Wings Group, LLC (hereinafter called the Seller),

2.
PROPERTY: Purchaser agrees to buy from Seller and Seller agrees to Sell to Purchaser free and clear of all liens and encumbrances, by Warranty Deed, good and marketable fee simple title to the following described property located in the City of Brandon, County of Hillsborough, State of Florida, commonly known as: 2055 Badlands Drive, Brandon, Florida 33511, and legally described as:

Leasehold estate created under that certain Lease by and between Florida Wings Group, LLC, and MCA Enterprises, Inc., dated December 24, 2003 (the “Lease”), filed April 17, 2004, in Official Records Book 13746, page 334, of the public records of Hillsborough County, Florida.
A portion of Lot 5, BRANDON CROSSROADS A PLATTED SUBDIVISION-NO IMPROVEMENTS as recorded in Plat Book 95, page 27, of the public records of Hillsborough County, Florida, being more particularly described as follows:
Begin at the Westernmost corner of said Lot 5, said point being on the Southerly right-of-way line of the Crosstown Expressway Extension, run the following four (4) courses along said right-of-way line: (1) North 62° 42’43” East, 81.01 feet; (2) along the arc of a curve to the right 28.43 feet, having a radius of 5043.00 feet and a central angle of 00° 19’23” (chord bearing North 69° 27’11” East, 28.43 feet); (3) along the arc of a curve to the right 139.08 feet, having a radius of 2040.00 feet and a central angle of 03° 54’22” (chord bearing North 71° 14’41” East, 139.05 feet); (4) North 69° 06’44” East, 45.06 feet; thence leaving said right-of-way line, run along the arc of a curve to the left 322.84 feet, having a radius of 500.00 feet and a central angle of 36° 59’43” (chord bearing South 26° 34’05” East, 317.26 feet); thence South 44° 51’10” East, 56.38 feet; thence South 45° 08’50” West, 118.77 feet; thence along the arc of a curve to the right 87.47 feet, having a radius of 300.00 feet and a central angle of 16° 42’21” (chord bearing South 54° 39’02” West, 87.16 feet); thence along the arc of a curve to the left 24.89 feet, having a radius of 300.00 feet and a central angle of 04° 45’13” (chord bearing South 63° 44’14” West, 24.88 feet)to a point on said curve; thence North 38° 43’01” West, 142.62 feet; thence North 42° 52’10” West, 53.83 feet to a point on a curve; thence along the arc of a curve to the right 37.99 feet having a radius of 50.00 feet and a central angle of 43° 32’18” (chord bearing North 11° 37’30” East, 37.09 feet) to a point on said curve; thence North 37° 51’16” West, 85.81 feet; thence North 44° 46’02” West, 149.78 feet to the Point of Beginning.
subject to existing building and use restrictions, zoning ordinances, rights-of-way, and easements, if any, also subject to (i) matters which would be disclosed by an accurate survey of the premises, if any, (ii) matters not objected to by Purchaser under Section 12, below, and (iii) any items of record existing as of the date. of Seller’s acquisition of the Property (exclusive of any matters related to Seller’s financing), which shall all be deemed to be permitted exceptions.
3.	PURCHASE PRICE: The purchase price for the property shall be the sum of Two Million Five Hundred Seventy Three Thousand Sixty Two Dollars ($2,573,062.00).
4.
MANNER OF FINANCING THE PURCHASE PRICE: Purchase shall be financed as indicated by “X” in paragraph 4 A, B, C, or D below, and other unmarked financing terms in paragraph 4 A, B, C, or D, do not apply. ALL PAYMENTS TO SELLER SHALL BE MADE IN CASH, CERTIFIED CHECK, OR BANK MONEY ORDER. (Check paragraph A, B, C, or D)

A. CASH  _____. The full purchase price shall be paid at closing upon execution and delivery of Warranty Deed, subject to the matters permitted hereby.
B. NEW MTGE XX The full purchase price shall be paid at closing upon execution and delivery of Warranty Deed, subject to the matters permitted hereby, however, Purchaser’s obligations hereunder are contingent upon Purchaser’s ability to obtain a 30 year SBA Section 504 mortgage in the amount of Ninety percent of the purchase price on or before the date the sale is to be closed. Purchaser agrees to make any necessary application for financing on or before March 28, 2010. This Agreement is contingent on an appraisal of the Property equal to an amount not less than the Purchase Price. If Purchaser is unable to obtain a new mortgage consistent with this provision, Purchaser may elect to terminate this Agreement. If Purchaser fails to deliver a copy of the lender’s (Check One)  _____  preapproval or XX prequalification of Purchaser to Seller on or before April 30, 2010, Seller may elect to terminate this Agreement. If Purchaser fails to deliver a copy of the lender’s firm commitment for said mortgage loan to Seller on or before the date of closing, Seller may elect to terminate this Agreement.
C. CONTRACT _____  $_____ of the purchase price shall be paid upon execution and delivery of Land Contract, on the area association or board of realtors Land Contract for the Sale of Real Estate (Latest Revision) or other form acceptable to Seller, wherein the balance of $_____  shall be payable in monthly principal and interest installments of $_____  or more including interest at _____  percent per annum, interest to start on date of closing and first such payment to become due 30 days after closing date. Said contract shall be due and payable (balloon) on or before years after closing date, and in addition (Check One):
____	1/12 of Seller’s estimate of annual real estate taxes and assessments shall be payable by Purchaser each month in escrow with Seller,

OR

____	All real estate taxes and assessments shall be payable when due by Purchaser,
D. ASSUME _____ Upon execution and delivery of (Check One):
 _____  Warranty Deed subject to matters permitted herein and subject to the existing mortgage,
OR
 _____  Assignment and Assumption of Vendee’s interest in Land Contract, with monthly principal and interest installments of $_____ at _____ percent per annum interest; provided indebtedness is assumable by Purchaser and provided further that Purchaser obtains for Seller’s benefit at or before closing, a full release of liability from any existing mortgagee and/or land contract vendor. In the event Purchaser notifies Seller in writing that a full release cannot be obtained, Seller may elect to either terminate this Agreement or to proceed with an appropriate indemnity from Purchaser, but Seller shall not be required to so proceed. Purchaser to pay the difference (approximately $_____) between the purchase price and balance of said mortgage or land contract (indebtedness balance is estimated at approximately $_____), which Purchaser assumes and agrees to pay. PURCHASER AGREES TO REIMBURSE SELLER FOR ANY FUNDS HELD IN ESCROW, WHICH MORTGAGE, LAND CONTRACT, AND ESCROW SHALL BE CURRENT.
5.
ITEMS INCLUDED: ALL BUILDINGS, IMPROVEMENTS, APPURTENANCES, AND LANDSCAPING, IF APPLICABLE AND PRESENTLY IN THE PROPERTY, ARE INCLUDED IN THE PURCHASE PRICE, including BUT NOT LIMITED TO THE FOLLOWING: all furniture, fixtures, equipment, T.V. equipment, HVAC equipment, carpet; lighting fixtures and their shades; drapery and curtain hardware; window shades and blinds; screens and storms for windows and doors; stationary laundry tubs; water softener (unless rented); water heater; heating and air conditioning equipment, water pump and pressure tank; appliances; awnings; mail box; all plantings; fence(s). The purchase price does not include the following real property and/or fixtures which are hereby specifically reserved by Seller: NONE. The purchase price also includes all items of personal property owned by Seller and presently in the property.

6.
PURCHASER’S COSTS: All matters related to, but not limited to, zoning, soil borings, franchising, use permits, drain easements, rights of way, inspections, environmental audits, utility installation and availability, mortgage assumption fees, mortgagee’s title insurance, closing fees unless this is a cash transaction, all other costs and expenses required by Purchaser’s lender, well and septic tests, perk tests, appraisals, pest inspections, electrical inspections, plumbing inspections, and mechanical inspections, rental licensing, etc., are to be secured, verified, and paid for by Purchaser unless otherwise specified herein or in Paragraph 23 of this agreement. Purchaser will pay all costs for title, transfer tax and closing fees, deed preparation, transfer and recording fees, except costs related to liens or encumbrances created by Landlord, whether voluntarily or involuntarily. SURVEY: Purchaser will also provide a Mortgage Report or Stake Survey at Purchaser’s expense. EXCEPTIONS: NONE

7.
SELLER’S COSTS: The Purchase Price is to be “net” to Seller, with Purchaser paying title, transfer tax and closing fees, deed transfer and recording costs, except for any costs related to liens or encumbrances created by Landlord. Within thirty (30) days following the date of this Agreement, Seller shall provide to Purchaser, at Seller’s sole cost, an owner’s policy of title insurance, without standard exceptions, covering the property in the amount of the purchase price, from Chicago Title Insurance Company (Tampa office) (813) 249-2468 ext. 3003.

8.
PRORATIONS: If Seller’s responsibility, Condominium and subdivision association assessments and fees, recycling fees, utility usage charges which cannot be billed separately to the parties, interest on any existing indebtedness, or other liens assumed by the Purchaser, shall all be current and prorated equitably to date of closing on the sale.

9.
SPECIAL ASSESSMENTS: Special assessments which are or become a lien on the property on or before date of final acceptance of this Agreement shall be paid in full by the Seller at closing. EXCEPTIONS: NONE.

10.
TAXES: The parties acknowledge and agree that Purchaser, as tenant under the Lease (defined in Section 2 above), is solely responsible for taxes in connection with the Property. As such Purchaser shall be solely responsible for taxes billed to the Property without proration. EXCEPTIONS: NONE

11.
ATTORNEY: Purchaser hereby acknowledges that Seller has recommended to Purchaser that Purchaser retain an attorney to pass upon the marketability of the title to the property, to review the details of the sale, and to determine whether or not the details of the sale of the property have been strictly adhered to, before the transaction is closed.

12.
CLOSING: The sale shall be closed within five (5) days after all necessary closing documents are ready; provided, however, that if title defect(s) exist(s) and Seller is notified of same, in writing, thirty (30) days from Seller’s receipt of such notice shall be allowed Seller to cure such defect(s), in default of which this Agreement shall terminate, unless Purchaser agrees to waive such title defect in writing, or unless otherwise agreed to in writing between Purchaser and Seller. PROVIDED, HOWEVER, that in any event, the sale shall be closed on or before April 30, 2010, or this Agreement may be declared null and void by Seller.

13.	POSSESSION: The Seller shall deliver and the Purchaser shall accept possession of said property at closing, subject to the rights of present tenants, if any.
14.
AS IS: PURCHASER HAS PERSONALLY EXAMINED THIS PROPERTY, AND PURCHASER AGREES TO ACCEPT THE PROPERTY “AS IS” IN ITS PRESENT CONDITION AND AGREES THAT, EXCEPT AS SPECIFICALLY STATED HEREIN, THERE ARE NO OTHER OR ADDITIONAL WRITTEN OR ORAL UNDERSTANDINGS, WARRANTIES OR REPRESENTATIONS WHICH HAVE BEEN MADE BY SELLER TO PURCHASER.

15.	INSPECTION: This offer is not contingent upon Purchaser obtaining a satisfactory inspection of the property.
16.
DISCLOSURE STATEMENT: Purchaser and Seller acknowledge that if the Seller is required by law to provide a disclosure statement to Purchaser in connection with the sale and purchase of certain real property in Florida, including residential real estate, therefor (Check One):

____	Purchaser acknowledges that a Seller Disclosure Statement has already been provided to Purchaser, OR

____
A Seller Disclosure Statement will be provided by Seller to Purchaser within five (5) days after the date of this Agreement. Purchaser will have 72 hours after delivery of said Disclosure Statement to cancel this Agreement by delivering written notice to Seller if said Disclosure Statement is delivered in person, and 120 hours after delivery of said Disclosure Statement to cancel this Agreement by delivering written notice if said Disclosure Statement is delivered by registered mail, if conditions unacceptable to Purchaser are disclosed therein.

17.	GOOD FAITH DEPOSIT: Purchaser herewith deposits ZERO Dollars ($0 00), The Purchase Price will be paid at closing
18.	ASSIGNMENT: Purchaser shall not assign or transfer this Agreement or any of Purchaser’s interest herein without the prior written consent of Seller.
19.
ATTORNEY’S FEES: Each party is responsible for its own attorney fees for the closing of this transaction. However, in the event of a default by either of the parties in their performance of the terms and conditions of this Agreement, the defaulting party agrees to pay all attorney’s fees and costs reasonably incurred by the non-defaulting party in any court action to enforce the non-defaulting party’s rights hereunder.

20.	[PURPOSEFULLY DELETED]
21.
RISK OF LOSS: Prior to closing of this sale, all risk of loss shall remain with the Seller. In addition, should the premises be materially damaged by fire or other cause prior to closing, this Agreement shall be voidable at the option of the Purchaser. For purposes of this Agreement “materially damaged” shall mean damage in excess of ten percent (10%) of the value of the premises.

22.
SELLER UNDERSTANDS THAT CONSUMMATION OF THE SALE OR TRANSFER OF THE PROPERTY DESCRIBED IN THIS AGREEMENT SHALL NOT RELIEVE THE SELLER OF ANY LIABILITY THAT THE SELLER MAY HAVE UNDER THE MORTGAGE(S) OR OTHER INDEBTEDNESS(ES) TO WHICH THE PROPERTY IS SUBJECT UNLESS OTHERWISE AGREED TO BY THE LENDER OR REQUIRED BY LAW OR REGULATION.

23.
OTHER PROVISIONS: Seller shall transfer to Buyer good and marketable title to any and all interest Seller may have in Brandon Crossroads Association, Inc., free and clear of all liens, encumbrances and restrictions whatsoever.

SIGNATURE PAGE TO FOLLOW

24.	RECEIPT OF A COPY OF THIS AGREEMENT IS ACKNOWLEDGED BY THE PURCHASER AND SELLER.

WITNESSES:	PURCHASER:

/s/ JASON CURTIS	/s/ T. MICHAEL ANSLEY T. Michael Ansley, President
MCA Enterprises Brandon, Inc.

PURCHASER’S ADDRESS:	27680 Franklin Road Southfield, MI 48034
Phone:	(248) 223-9160

WITNESSES:	SELLER:

/s/ LEE REYNEBEAU	/s/ PAUL KLISTER Paul Klister, Member Florida Wings Group, LLC

SELLER’S ADDRESS:	738 Ford Street Kimberly, WI 54136
Phone:	(920) 830-9646

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